Exhibit 5




                                                      June 6, 1997



Saga Communications, Inc.
73 Kercheval Avenue
Grosse Pointe Farms, MI 48236



Ladies and Gentlemen:

     We are furnishing this opinion in connection with the filing by Saga Communications, Inc. (the "Corporation") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the issuance by the Company of up to 100,000 shares of the Corporation's Class A Common Stock, $0.01 par value, to be issued to certain directors of the Corporation under the Corporation's 1997 Non-Employee Director Stock Option Plan (the "Plan").

     In connection with this opinion, we have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have deemed necessary or appropriate in order to express the opinions contained herein.

     Based upon such examination, it is our opinion that the shares of Class A Common Stock being registered by the Registration Statement, when issued and paid for as contemplated in the Plan, assuming due execution of the certificates therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus constituting a portion thereof. This opinion may not be used for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

                                     Very truly yours,

                                     EDWARDS & ANGELL


                                      By: /s/ Christine M. Marx
                                         ---------------------------------------
                                              Christine M. Marx
                                              Partner